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Computation of Ratio of Earnings to Fixed Charges                   Exhibit 12
(all amounts except ratios are shown in millions)

                                                                                          Year Ended December 31,
                                                           --------------------------------------------------------------
                                                                         Restated    Restated    Restated     Restated
                                                           --------------------------------------------------------------
                                                               2003        2002        2001        2000         1999
                                                           --------------------------------------------------------------
Income (loss) from continuing operations before
  income taxes and minority interest losses                     $ (42.7)    $(132.5)    $ (14.2)     $ 26.3          5.4

Less: Equity in earnings of 50%-or-less owned
  companies                                                        (1.1)       (0.5)        0.2           -            -

Add: Fixed charges net of capitalized interest                     47.5        46.2        35.1        43.7         20.1

Add: Amortization expense of previously capitalized
   interest                                                         1.3         1.1         0.4         0.1            -
                                                           ------------ ----------- -------------------------------------

Total earnings                                                      5.0       (85.7)       21.5        70.1         25.5

Fixed charges                                                      47.9        48.8        40.0        45.5         20.6

Ratio of earnings to fixed charges                              (a)         (a)         (a)             1.5          1.2
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(a) - Earnings were inadequate to cover fixed charges by $42.9 million, $134.5 million, and $18.5 million in 2003, 2002 and 2001, respectively.